Exhibit 10.3

HOPFED BANCORP, INC.

2013 LONG-TERM INCENTIVE PLAN

Restricted Share Award Agreement

Award No.

You are hereby awarded Restricted Shares subject to the terms and conditions set forth in this Restricted Share Award Agreement (“Award”) and in the HopFed Bancorp, Inc. (the “Company”) 2013 Long-Term Incentive Plan (“Plan”), which is attached hereto as Exhibit A. All terms in this Award that begin with a capital letter are defined in the Plan or in this Award. A summary of the Plan appears in the Prospectus, which is attached as Exhibit B. You should carefully review these documents, and consult with your personal financial advisor, before making any decisions relating to this award.

By executing this Award, you agree to be bound by all of the Plan’s terms and conditions as if they had been set out verbatim in this Award. In addition, you recognize and agree that all determinations, interpretations, or other actions respecting the Plan and this Award will be made by the Committee, and shall be final, conclusive and binding on all parties, including you and your successors in interest.

Specific Terms. Your Restricted Shares have the following terms:

Name of Participant
Shares Subject to this Award	shares of common stock of the Company.
Purchase Price per Share	Not applicable.
Award Date	, 20
Vesting	Your award will vest in accordance with the plan and the provisions included in Part 3 of this document. Vesting schedules may be accelerated based on events outlined in Part 4 of this document.
Restrictions on Transfer	You may sell or otherwise transfer the Shares subject to this Award after the vesting period is complete.

1.	Dividends. Upon lapse of the transfer restrictions of this Award, you will receive an amount equal to any cash dividends (plus simple interest at five percent (5%) per year), plus a number of Shares equal to any stock dividends, which were declared and paid to the Company’s shareholders between the Award Date and the date such unrestricted Shares are issued to you.

2.	Investment Purposes. You acknowledge that you are acquiring your Restricted Shares for investment purposes only and without any present intention of selling or distributing them.

3.	Vesting Schedule. The Restricted Shares shall be vested in accordance with the following provisions, which will result cumulatively in 100% vesting if you are employed or a director after the Date of Vesting designated below:

Years of Service of Stock Grant	Percentage of Shares Vested

Upon Grant	0
1st Anniversary of Award Date	33.3%
2nd Anniversary of Award Date	33.3%
3rd Anniversary of Award Date	33.4%

4.	Acceleration of Vesting Schedule. The Restricted Shares will become fully vested immediately under the following circumstances:

•	Change in Control. In the event of a Change in Control of the Company or Heritage Bank USA., Inc. (the “Bank”), you will become fully vested with respect to Shares awarded as part of this Award.

For purposes of this Award, a “Change in Control” of the Company or the Bank shall be deemed to have occurred if and when:

(i)	a change in control of the Company occurs, of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”), or any successor thereto, whether or not any security of the Company is registered under the Exchange Act; provided that, without limitation, such a Change in Control shall be deemed to have occurred if any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities;

(ii)	during any period of two consecutive years, individuals (the “Continuing Directors”) who at the beginning of such period constitute the Board of Directors (the “Existing Board”) of the Company cease for any reason to constitute at least a majority thereof, provided that any individual whose election or nomination for election as a member of the Existing Board was approved by a vote of at least a majority of the Continuing Directors then in office shall be considered a Continuing Director unless her or his initial assumption of office occurs as a result of an actual or threatened contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies by or on behalf of someone other than a Continuing Director;

(iii)	a change in the ownership or possession of the ability to control the election of a majority of the Bank’s or the Company’s directors, or a change in the ownership or possession of the ability to exercise a controlling influence over the management or policies of the Bank or the Company by any person or by persons acting as a “group” (within the meaning of Section 13(d) of the Exchange Act);

(iv)	the Company or the Bank transfers substantially all of its assets to another corporation or entity which is not an affiliate of the Company or the Bank;

(v)	any person other than the Company acquires ownership, holding or the power to vote 25% or more of the combined voting power of the Bank;

(vi)	the Company or the Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than sixty percent (60%) of the combined voting power in the surviving or resulting corporation is owned by the former shareholders of the Company or the Bank; or

(vii)	In no event, however, shall a Change in Control be deemed to have occurred as a result of any acquisition of securities or assets of the Company, the Bank or a subsidiary of either of them, by the Company, the Bank, any subsidiary of either of them, or by any employee benefit plan maintained by any of them. For purposes of this Part 4, the term “person” shall include the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

•	Termination of Employment Without Cause. If your Continuous Service is terminated without just Cause, you will become fully vested with respect to all Shares awarded as part of this Award.

•	Death or Disability of Recipient. All Shares awarded as part of this Award will become fully vested upon termination of Continuous Service due to your death or disability.

5.	Timing of Stock Transfers. As soon as possible after each Date of Vesting, the Company shall cause certificates to be issued and delivered to you, free from any restrictions, for all Shares fully vested. New certificates shall not be delivered to you unless you have made arrangements satisfactory to the Committee to satisfy tax-withholding obligations.

6.	Section 83(b) Election Notice. If you elect under Code Section 83(b) to be taxed immediately on your Restricted Shares when they were granted to you, you promise to notify the Company of the election within 10 days of filing that election with the Internal Revenue Service. Exhibit C is a suggested form of Section 83(b) election.

7.	Limitations on Rights of Participants. By executing this Award, you acknowledge and agree that (1) nothing contained in this Award or the Plan shall give you the right to be retained in the service of the Company or the Bank or to interfere with or restrict the right of the Company or the Bank, which is hereby expressly reserved, to discharge or retire you, except as otherwise provided by a written agreement between you and the Company or the Bank, as applicable, at any time without notice and with or without cause; (2) execution of this Award will not give you any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of this Award and the Plan; and (3) the doctrine of substantial performance shall have no application to you.

8.	Severability. Subject to one exception, every provision of this Award and the Plan is intended to be severable, and any illegal or invalid term shall not affect the validity or legality of the remaining terms. The only exception is that this Award shall be unenforceable if any provision of the preceding section is illegal, invalid, or unenforceable.

9.	Notices. Any notice, payment or communication required or permitted to be given by any provision of this Award shall be in writing and shall be delivered personally or sent by certified mail, return receipt requested, addressed as follows: (i) if to the Company, 4155 Lafayette Road, Hopkinsville, Kentucky 42240, to the attention of: Compensation Committee of the HopFed Bancorp, Inc. 2013 Long-Term Incentive Plan; (ii) if to you, at the address you specify after your signature, below. Each party may, from time to time, by notice to the other party hereto, specify a new address for delivery of notices relating to this Award. Any such notice shall be deemed to be given as of the date such notice is personally delivered or properly mailed.

10.	Binding Effect. Every provision of this Award shall be binding on and inure to the benefit the parties’ respective heirs, legatees, legal representatives, successors, transferees, and assigns.

11.	Headings. Headings shall be ignored in interpreting this Award.

12.	Counterparts. This Award may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute the same instrument.

BY YOUR SIGNATURE BELOW, along with the signature of the Company’s representative, you and the Company agree that your Restricted Shares are awarded under and governed by the terms and conditions of this Award Agreement and the Plan.

HopFed Bancorp, Inc.

By:
Name:
Title:

The undersigned Participant hereby accepts the terms of this Award and the Plan.

By:
Name of Participant:

Address:

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